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First Penn-Pacific Life Insurance Company
10 N. Martingale Road,
Schaumburg, IL 60173

May 30, 2000


Re:   First Penn-Pacific Variable Life Insurance Separate Account



Gentlemen:



This opinion is furnished in connection with the filing by First Penn-Pacific Life Insurance Company ("First Penn-Pacific"), on behalf of First Penn-Pacific Variable Life Insurance Separate Account (the "Separate Account"), of Pre-Effective Amendment No. 1 ("Amendment No. 1") to the Registration Statement on Form S-6 (File No. 333-31116) with respect to First Penn-Pacific's Flexible Premium Variable Universal Life Insurance Contract (the "Contract"). Premiums received under the Contract may be allocated to the Separate Account. The prospectus included in Amendment No. 1 to the Registration Statement describes the Contracts. I am familiar with the Contract provisions and with Amendment No. 1.

It is my opinion that the hypothetical illustrations of death benefits, account values, and surrender values included in Amendment No. 1, based on the stipulated rates of investment return and other assumptions stated in the hypothetical illustrations, are consistent with the provisions of the Contract. The rate structure of the Contracts has not been designed so as to make the relative relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective non-tobacco purchaser of a Contract aged 65 than to prospective purchasers of Contracts of other ages or underwriting classes. The non-tobacco rate class generally has a more favorable rate structure than other rate classes.

The current and guaranteed cost of insurance rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for non-tobacco prospective purchasers at other ages. The non-tobacco rate classes generally have lower cost of insurance rates than the other rate classes. The female rate classes generally have lower cost of insurance rates than the male rate classes.

I hereby consent to the use of this opinion as an exhibit to Amendment No. 1.




Sincerely,

/s/ May Lee Low

May Lee Low, FSA, MAAA